Exhibit 99

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports Fiscal 2014 First-Quarter Results

Sioux Falls, SD-May 20, 2013-Raven Industries, Inc. (NASDAQ: RAVN) today reported sales and earnings for its fiscal 2014 first quarter ended April 30, 2013.
Raven's first-quarter net income was $14.0 million, or $0.38 per diluted share, versus year-earlier net income of $19.0 million, or $0.52 per diluted share. Each of the company's three divisions posted sales declines compared with a year ago, reflecting the current sluggish growth environment and tough year-over-year comparisons versus last year's record first quarter. Of note, Aerostar grew operating income during the quarter due to gross margin improvements and the integration of Vista Research. All earnings-per-share amounts reflect a two-for-one stock split effective July 25, 2012.
For the first quarter, sales were $103.7 million, versus $117.9 million in the prior-year first quarter. Modest softness in the company's Applied Technology Division, declining demand from U.S. agency customers in Aerostar and a moderated energy market in Engineered Films, resulted in the overall quarterly sales decline of 12.1 percent.
“As we anticipated, Raven met economic headwinds and faced near-term challenges in the fiscal first quarter,” said Daniel A. Rykhus, Raven's president and chief executive officer. “The macro situations in each division vary. We are closely monitoring all indicators while factoring in longer-term potential for growth, and carefully executing our business model within this dynamic environment.
“Importantly, we're aggressively working to leverage our targeted investments in new product development, capacity expansion and new market penetration. And looking ahead to the rest of fiscal 2014, the quality of our business development pipeline remains encouraging. Specifically, we see opportunities in new products that use our multi-layer film capabilities, and lighter-than-air and radar system sales outside of U.S. government channels. Additionally, we have several new precision ag products that will launch in our second half and are expected to help drive growth in Applied Technology.”
Applied Technology Sees Lower Demand in U.S. Aftermarket, OEM Growth
For the first quarter, sales in Applied Technology were $51.2 million, versus $53.7 million last year. Operating income was $19.2 million, versus $22.1 million in the prior-year period. The decrease stemmed from lower sales amid continued investments in research, marketing and product development to secure future growth.
Said Rykhus, “The overall ATD sales decline was due primarily to lower demand in the U.S. aftermarket - growers and custom ag service providers were mindful of last year's drought and were slow to get into the

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Raven Industries Fiscal 2014 First-Quarter Results
May 20, 2013

field this spring, delaying purchases. OEM demand did build for certain precision agricultural solutions. In particular, we saw strength in Raven's advanced guided steering systems that increase crop yields and reduce operating costs. Internationally, first-quarter sales were strong in Brazil-more than doubling year over year.”
On the OEM front, Raven continues customizing product solutions, tailoring the services it provides, and entering long-term agreements that offer stability and competitiveness for both Raven and its partners. As an example, a leading OEM increased its usage rate of Raven chemical injection systems on their sprayers. Sales of Raven's injection systems almost doubled in the first quarter.
Recently, the company also announced additional third-party Slingshot applications that incorporate the transmission of field data seamlessly between machine and office.
Said Rykhus, “Within Applied Technology, our focus is on helping farmers feed the world's rapidly growing population. We'll help them to do so-and ultimately succeed as a company-by driving innovation and new product development. Slingshot and our chemical injection systems are two examples of our commitment to that effort-and we're continuously enhancing the solutions we offer to our customers.”
Aerostar: Vista up 50 Percent; Sales of High-Altitude Balloons Increases
Aerostar's sales in the first quarter were $21.7 million versus $25.6 million in the previous year's first quarter. The 15-percent decrease was expected and primarily due to reduced demand from U.S. agency customers and planned declines with avionics customers. Improved gross profit margins resulted from a better product mix and higher sales at Vista Research. Aerostar's divisional operating income grew to $1.8 million, from $1.4 million in fiscal 2013.
Within Aerostar, Vista Research sales were a bright spot in the quarter, rising almost 50 percent driven by support activities under existing contracts for Vista's Smart Sensing Radar Systems. Sales of the company's high-altitude balloons also were up markedly.
Said Rykhus, “Even though Aerostar faces continued government uncertainty and sluggish demand, we made progress on several high-quality business development pursuits during the first quarter. Specifically, we worked with the U.S. Navy to demonstrate the effectiveness of Aerostar's radar and aerostat solution for detecting illegal drug trafficking in the Caribbean.
“Looking ahead, we will work to offset government uncertainty by expanding proprietary technology revenues including advanced radar systems, high-altitude research balloons and aerostats to international markets.”
Moderated Energy Market Continues to Impact Engineered Films
For the fiscal 2014 first quarter, sales in Engineered Films declined 16 percent to $34.5 million. Operating income decreased to $4.8 million, from $9.2 million in the year-earlier first quarter.
Said Rykhus, “As we stated in our fourth quarter, we anticipated a challenging first quarter due to energy market softness and a very tough year-over-year comparison. Sequentially, we are seeing some stabilization in energy, which is encouraging going forward. Moreover, sales of industrial films increased during the quarter and our reclaim production line-designed to capture and recycle excess polymer material from internal manufacturing processes-is up and running.”
The use of recycled material continues to generate interest in VaporBlock® G, Raven's innovative, under-concrete-slab vapor barrier. VaporBlock G exceeds ASTM Class A and qualifies for LEED certification standards.

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Raven Industries Fiscal 2014 First-Quarter Results
May 20, 2013

Said Rykhus, “We continue to expect growth for Engineered Films for the full year, despite a difficult environment. We will achieve it through R&D investments in new opportunities, enhancements to our existing products and development of specialty films with value-added characteristics. In the near term, specifically, we will leverage our introduction of agricultural barrier films, both from a new product and expanded distribution perspective, move aggressively with our energy market distribution partner into the Bakken formation, and deliver on orders for our new multi-layer geomembrane products that help reduce the environmental effects of landfills.”
Strong Cash Position
At April 30, 2013, cash and investment balances were $51.1 million, up from $43.5 million a year ago. First quarter operating cash flows were $14.9 million, down from $28.2 million in the prior year. Accounts receivable increased to $59.2 million compared with $58.6 million at April 30, 2012. Inventories were $49.0 million, down from $54.7 million one year earlier. Average accounts receivable days outstanding increased while inventory turns improved slightly. During the first quarter, Raven's directors approved a 14 percent increase in the company's quarterly cash dividend to 12 cents per share. This marks the company's 27th consecutive annual cash dividend increase.
Business Development Pipeline to Fuel Growth
Concluded Rykhus, “We have a strong balance sheet and technological leadership in our chosen markets. This gives us great confidence longer term. For the second quarter, Applied Technology performance will be driven by international market growth and a slowly improving U.S. aftermarket. Aerostar will continue to experience reduced demand from Raven's U.S. federal agency customers. Within Engineered Films, economic headwinds impacting certain market segments persist, but we expect to begin moving forward in the quarter with new film capabilities. Given these assumptions, delivering year-over-year sales and earnings growth in the second quarter of fiscal 2014 will be challenging.
“Looking ahead to rest of the fiscal year, we expect a stronger second half performance on a year over year comparative basis. We obviously can't control the macro environment, but the quality of our business development pipeline remains robust and encouraging; its impact on current year results is contingent on our ability to execute. We believe that reaching last year's earnings level will also be challenging, but is still possible. We will execute the Raven business model, exercise fiscal prudence and stay true to our purpose of solving great challenges. In doing so, we will optimize FY14 performance while ensuring the soundness of our business and preparing for future growth.”
Conference Call Information
Raven will host a conference call today, Monday, May 20, 2013, at 9:00 a.m. Central Time to discuss first-quarter performance. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. Alternatively, the live call can be accessed through the Investor Relations section of the company's website at http://investors.ravenind.com/. Please log on to the website at least 15 minutes early to register on the Events & Presentations page, and download and install any necessary audio software.
A replay of the conference call will be available two hours after the call ends through 11:59 p.m. CT on Monday, May 27, 2013. To access the replay, dial 1-855-859-2056 and enter conference ID: 68835460. A replay also will remain available on the company's website for 90 days following the call.
About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets. Visit www.RavenInd.com for more information.

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Raven Industries Fiscal 2014 First-Quarter Results
May 20, 2013

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company's primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company's largest customers-any of which could adversely affect any of the company's product lines-as well as other risks described in the company's 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information
At the Company:	At Padilla Speer Beardsley:
Tom Iacarella, Vice President and CFO	Matt Sullivan
605-336-2750	612-455-1700
Thomas.Iacarella@ravenind.com	msullivan@padillaspeer.com

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Raven Industries Fiscal 2013 First-Quarter Results
May 20, 2013

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30,
	2013	2012	Fav (Unfav)Change
Net sales	$103,680	$117,915	(12)%
Costs of goods sold	68,764	76,780
Gross profit	34,916	41,135	(15)%

Research and development expenses	4,236	3,400
Selling, general and administrative expenses	9,746	9,303
Operating income	20,934	28,432	(26)%

Other (expense), net	(198)	(52)
Income before income taxes	20,736	28,380	(27)%

Income taxes	6,742	9,357
Net income	13,994	19,023	(26)%

Net income attributable to the noncontrolling interest	(9)	(20)

Net income attributable to Raven Industries, Inc.	$14,003	$19,043	(26)%

Net income per common share: (a)
basic	$0.38	$0.52	(27)%
diluted	$0.38	$0.52	(27)%

Weighted average common shares: (a)
basic	36,393	36,294
diluted	36,591	36,522

(a) All weighted average shares and earnings per share amounts have been adjusted to reflect the two-for-one stock split effective July 25, 2012.

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Raven Industries Fiscal 2014 First-Quarter Results
May 20, 2013

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2013	2012	Fav (Unfav)Change
Net sales (a)
Applied Technology	$51,181	$53,741	(5)%
Engineered Films	34,493	41,094	(16)%
Aerostar	21,715	25,635	(15)%
Intersegment eliminations	(3,709)	(2,555)
Total Company	$103,680	$117,915	(12)%

Operating income (a)
Applied Technology	$19,157	$22,050	(13)%
Engineered Films	4,754	9,179	(48)%
Aerostar	1,806	1,442	25%
Intersegment eliminations	(21)	(79)
Total segment income	25,696	32,592
Corporate expenses	(4,762)	(4,160)	(14)%
Total Company	$20,934	$28,432	(26)%

(a) Effective June 1, 2012 the Company realigned the assets and team members of its Electronic Systems Division and deployed them into the Company's Aerostar and Applied Technology Divisions. The segment information presented for the three months ended April 30, 2012 has been adjusted to reflect this realignment.

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Raven Industries Fiscal 2014 First-Quarter Results
May 20, 2013

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	April 30	January 31	April 30
	2013	2012	2012
ASSETS
Cash and cash equivalents	$51,105	$49,353	$43,536
Accounts receivable, net	59,238	56,303	58,641
Inventories	49,031	46,189	54,664
Other current assets	6,837	4,903	8,068
Total current assets	166,211	156,748	164,909

Property, plant and equipment, net	86,099	81,238	64,888
Other assets, net	35,024	35,224	35,928
	$287,334	$273,210	$265,725

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$13,923	$14,438	$17,134
Accrued and other liabilities	22,732	18,623	33,165
Total current liabilities	36,655	33,061	50,299

Other liabilities	18,787	18,702	18,931
Shareholders' equity	231,892	221,447	196,495
	$287,334	$273,210	$265,725

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Raven Industries Fiscal 2014 First-Quarter Results
May 20, 2013

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2013	2012
Cash flows from operating activities:
Net income	$13,994	$19,023
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,170	2,892
Other operating activities, net	(2,265)	6,297
Net cash provided by operating activities	14,899	28,212

Cash flows from investing activities:
Capital expenditures	(8,149)	(4,900)
Other investing activities, net	(263)	(58)
Net cash used in investing activities	(8,412)	(4,958)

Cash flows from financing activities:
Dividends paid	(4,361)	(3,806)
Other financing activities, net	(346)	(1,764)
Net cash used in financing activities	(4,707)	(5,570)

Effect of exchange rate changes on cash	(28)	10

Net increase in cash and cash equivalents	1,752	17,694
Cash and cash equivalents at beginning of period	49,353	25,842
Cash and cash equivalents at end of period	$51,105	$43,536

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